UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  May 21, 2009
___________

CROWDGATHER, INC.
(Exact name of registrant as specified in Charter)

Nevada	000- 52143	20-2706319
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20300 Ventura Blvd. Suite 330, Woodland Hills, California 91364
 (Address of Principal Executive Offices)

(818) 435-2472
(Issuer Telephone number)

______________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Share Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Share Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Share Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

ITEM 1.01  Entry into a Material Definitive Agreement.

On May 21, 2009, CrowdGather, Inc., a Nevada corporation, closed the first tranches of a private offering of its 18-month Secured Convertible Debentures with a limited number of foreign institutional purchasers.  As of the initial closing, we will receive cash proceeds of $1,300,000, and approximately $1,075,000 in previously issued short-term promissory obligations were exchanged for the new Debentures.  In connection with the initial closing, we granted warrants (exercisable at $0.70 per share – the closing market price on May 21, 2009, the date of signature of the cash investors on their Subscription Agreement) to purchase an aggregate of up to 1,599,997 shares of our common stock.  Pursuant to our agreements with the purchasers, we are permitted to close a subsequent tranche of up to $1.1 million in cash proceeds not later than July 15, 2009.

The Debentures bear interest at a rate of 8 % per annum, which is due and payable upon conversion or upon maturity in November 2010.  The majority of the Debentures are convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 20% discount to the volume weighted average share price (VWAP) for the 10 days prior to the date of conversion.  The remaining Debentures ($532,500 of initial principal value) that were exchanged by the holders of existing short-term promissory notes are convertible into common stock, at the holder’s option, at an initial conversion price of the greater of $0.50 or a 32% discount to the VWAP for the 10 days prior to the date of conversion.

After repayment of certain current debt obligations, approximately $1 million will be available for our general corporate purposes and working capital.  Following the closing, we no longer have any short-term debt obligations.

In order to mitigate the impact of dilution to our stockholders if, when, and as, at least $2 million of Debentures are converted into common shares, our Chairman and CEO, Sanjay Sabnani, agreed to surrender to our treasury 5,000,000 shares of common stock for cancellation.  In addition, holders of approximately 61% of our outstanding shares of common stock (including our majority and largest stockholder, and all of our employees and directors, as well as outside consultants) agreed to a one-year lock-up of their shares.  During the period that expires on May 21, 2010, none of the 25.1 million shares owned by such parties may be sold, transferred, or otherwise disposed of, other than in connection with an offer made to all of our stockholders in connection with merger, consolidation, or similar transaction involving the Company.

Neither the Debentures sold and the warrants granted to the institutional purchasers, nor the shares of common stock to be issued upon conversion of the Debentures or upon the exercise of the warrants were registered under the Securities Act of 1933 and were sold pursuant to exemptions from registration provided by Regulation D or Regulation S and by Section 4(2) of the Securities Act of 1933, as amended.  Accordingly, these securities and warrants may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.

On May 26, 2009, we issued a press release announcing the initial closing of the Debenture offering.  A copy of the release is furnished as Exhibit 99.1 to this Current Report on 8-K.

SECTION 3 – Securities and Trading Markets

ITEM 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 for disclosure of our issuances of Debentures and common stock purchase warrants subsequent to the disclosure in our most recent Current Report on Form 10-Q, as filed with the Securities and Exchange Commission on March 16, 2009.

SECTION 8 – Other Events

ITEM 8.01  Other Events.

We issued a press release on May 26, 2009, in which we announced the closing of the Debenture offering.  A copy of such release is furnished with this Current Report as Exhibit 99.1.

SECTION 9 – Financial Statements and Exhibits

ITEM 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description of Document
10.1	Form of Subscription Agreement (cash proceeds), dated May 21, 2009, between the Company and a foreign institutional purchaser.
10.2	Form of Subscription Agreement (conversion of short-term promissory obligations), dated May 21, 2009, between the Company and a foreign institutional purchaser.
10.3	Form of Debenture (cash proceeds), dated May 21, 2009, by the Company in favor of a foreign institutional purchaser.
10.4	Form of Debenture (conversion of short-term promissory obligations – standard), dated May 21, 2009, by the Company in favor of a foreign institutional purchaser.
10.5	Form of Debenture (conversion of short-term promissory obligations – enhanced), dated May 21, 2009, by the Company in favor of a foreign institutional purchaser.
10.6	Common Stock Purchase Warrant, dated May 21, 2009, of the Company in favor of a foreign institutional purchaser.
10.7	Form of Lock-Up Agreement, as amended, bearing various dates in May, 2009, by and between the Company and certain of its stockholders.
99.1	Press Release dated May 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROWDGATHER, INC.

By:	/s/ Sanjay Sabnani
Sanjay Sabnani
Chief Executive Officer, President, Chief Financial Officer, Secretary, Treasurer, and Director

Date: May 26, 2009

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